Exhibit 2.1

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of October 1, 2018 is entered into by and among Akebia Therapeutics, Inc., a Delaware corporation (“Akebia”); Alpha Therapeutics Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Akebia (“Merger Sub”); and Keryx Biopharmaceuticals, Inc., a Delaware corporation (“Keryx” and collectively with Akebia and Merger Sub, the “Parties,” and each a “Party”). Capitalized terms used herein and not otherwise defined shall have the same meanings as set forth in the Agreement and Plan of Merger, dated as of June 28, 2018, by and among the Parties (the “Merger Agreement”).

WHEREAS, the Parties have agreed to amend a provision of the Merger Agreement as described herein; and

WHEREAS, the Boards of Directors of Keryx and Akebia each have approved this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in the Merger Agreement and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. New Section 1.13(a). Section 1.13(a) of the Merger Agreement titled “Post-Merger Operations” shall be amended and restated in its entirety and shall read as follows:

“(a) Unless otherwise agreed to in writing by the Parties, Akebia shall take all necessary corporate action to cause, as of the Effective Time, an increase in the size of the Akebia Board to ten (10) directors, comprising (i) four (4) directors designated by the Akebia Board, each of whom shall be a director of Akebia prior to the Effective Time and be reasonably acceptable to Keryx (the “Continuing Directors”), (ii) five (5) directors designated by the Keryx Board, each of whom shall be a director of Keryx prior to the Effective Time and be reasonably acceptable to Akebia (the “Keryx Board Designees”), and (iii) one (1) additional independent director to be designated by the Akebia Board and the Keryx Board (the “Additional Director”), who is neither a member of the Akebia Board nor a member of the Keryx Board prior to the Effective Time. The Additional Director shall serve as chairperson of the Akebia Board as of the Effective Time. Each Continuing Director, Keryx Board Designee and Additional Director shall serve until such individual’s successor is duly elected or appointed and qualified in accordance with applicable Law. Akebia and Keryx shall designate the Continuing Directors, the Keryx Board Designees and the Additional Director, as applicable, as soon as practicable, but no later than immediately prior to the Effective Time. As of the Effective Time, the Continuing Directors, the Keryx Board Designees and the Additional Director shall be allocated among the three classes of directors as follows:

•	Class II (up for re-election in 2019): 1 Continuing Director, 2 Keryx Board Designees;

•	Class III (up for re-election in 2020): Additional Director, 1 Continuing Director, 1 Keryx Board Designee; and

•	Class I (up for re-election in 2021): 2 Continuing Directors, 2 Keryx Board Designees.

If, prior to the Effective Time, any designated Continuing Director, Keryx Board Designee or Additional Director becomes unable or unwilling to serve on the Akebia Board as of the Effective Time, a replacement for such designee shall be determined prior to the Effective Time in accordance with the principles set forth in this Section 1.13(a).

2. Full Force and Effect. Except as expressly amended hereby, each term, provision, Exhibit and Schedule of the Merger Agreement will and does remain in full force and effect.

3. References. Each reference in the Merger Agreement to “this Agreement,” “hereof,” “herein” and “hereunder” and words of similar import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by this Amendment. Notwithstanding anything to the contrary herein, all references in the Merger Agreement, the Keryx Disclosure Letter, the Akebia Disclosure Letter and the Annexes to “the date hereof” or “the date of this Agreement” shall refer to June 28, 2018.

4. Headings. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

5. Miscellaneous. The provisions of Sections 8.02 (Amendment), Sections 8.05 (Entire Agreement; Counterparts), 8.06 (Applicable Law; Jurisdiction), 8.07 (Waiver of Jury Trial), 8.08 (Assignability) and 8.13 (Severability) of the Merger Agreement shall apply to this Amendment mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

AKEBIA THERAPEUTICS, INC., a Delaware corporation

By:	/s/ John P. Butler
Name:	John P. Butler
Title:	CEO

ALPHA THERAPEUTICS MERGER SUB, INC., a Delaware corporation

By:	/s/ Nicole R. Hadas
Name:	Nicole R. Hadas
Title:	President and Secretary

KERYX BIOPHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Jodie Morrison
Name:	Jodie Morrison
Title:	Interim Chief Executive Officer

[Signature Page to First Amendment to Agreement and Plan of Merger]